EXHIBIT (a)(5)(ix)
Contact:
Mr. Noel Ryan III
Lambert, Edwards & Associates, Inc.
616-233-0500 / aacc@lambert-edwards.com
Asset Acceptance Capital Corp. Announces Final Results of its
Modified “Dutch Auction” Tender Offer
Warren, Mich., June 18, 2007 — Asset Acceptance Capital Corp. (NASDAQ: AACC), a leading purchaser and collector of charged-off consumer debt, today announced the final results of its tender offer which expired at 5:00 p.m. New York City time, on June 12, 2007. AACC commenced the tender offer on May 9, 2007 to purchase for cash up to 1,858,000 shares of common stock in a price range of $18.25 to $20.00 per share, net to the seller in cash, without interest. J.P. Morgan Securities Inc. acted as dealer manager for the tender, MacKenzie Partners, Inc. acted as information agent and LaSalle Bank, N.A. acted as the depositary.
In accordance with the terms of the tender offer, the Company has accepted for purchase 1,982,250 properly tendered shares at $18.75 per share, net to the seller in cash, without interest, for a total purchase price of approximately $37.2 million. The final count of shares purchased is more than the amount communicated in the Company’s preliminary announcement on June 13, 2007, by 12 shares. The shares to be purchased include the 1,858,000 shares the Company is obligated to purchase and an additional 124,250 shares that the Company elected to purchase under the optional purchase provision of the tender offer, for a total of 1,982,250 shares. A final count by the depositary indicates that the total number of shares tendered in the offer at or below $18.75 per share was 2,292,737, resulting in a proration factor of approximately 86.5%. All shares purchased in the tender offer will be purchased at the same price, $18.75 per share.
The depositary will promptly commence payment for the shares purchased in the tender offer and will return all other shares of common stock tendered and not accepted for purchase due to proration or conditional tender provisions of the tender offer.
Based upon AACC’s purchase of 1,982,250 shares in the tender offer, as described in the Company’s Offer to Purchase, AACC would then repurchase another 2,017,750 shares in the aggregate pursuant to the Stock Repurchase Agreement among the Company, AAC Quad-C Investors LLC, our largest shareholder, our Chairman, President and Chief Executive Officer, and our Senior Vice President and Chief Financial Officer (the “Sellers”), under which the Company agreed to repurchase a number of the Sellers’ beneficially owned shares required to maintain each Seller’s pro rata beneficial ownership interest in AACC. AAC Quad-C Investors LLC, Mr. Bradley and Mr. Redman currently own beneficially approximately 35.6%, 12.2% and 2.6%, respectively, of the Company’s outstanding shares of common stock, and elected not to tender any shares in the tender offer. The repurchase under the Stock Repurchase Agreement will be at $18.75 per share, the same price per share as is paid in the tender offer, and will occur on June 28, 2007, the 11th business day after the expiration of the tender offer.

The shares purchased in the tender offer and to be repurchased pursuant to the Stock Repurchase Agreement represent approximately 5.7% and 5.8%, respectively, of the Company’s outstanding shares. As a result of the completion of the tender offer, immediately following the purchase of the tendered shares, AACC expects that approximately 32,716,583 shares will be issued and outstanding, with approximately 30,698,833 shares estimated to be issued and outstanding after completion of the repurchase of the Sellers’ shares pursuant to the Stock Repurchase Agreement.
All inquiries about the tender offer should be directed to the information agent, MacKenzie Partners, Inc., at (800) 322-2885 (toll-free).
About Asset Acceptance Capital Corp.
For more than 40 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.AssetAcceptance.com.
Asset Acceptance Capital Corp. Safe Harbor Statement
This press release contains certain statements, including the Company’s plans and expectations regarding its operating strategies, charged-off receivables and costs, which are forward-looking statements. These forward-looking statements reflect the Company’s views, at the time such statements were made, with respect to the Company’s future plans, objectives, events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. In addition, words such as “estimates,” “expects,” “intends,” “should,” “could,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Risk Factors include, among others: ability to purchase charged-off consumer receivables at appropriate prices, ability to continue to acquire charged-off receivables in sufficient amounts to operate efficiently and profitably, employee turnover, ability to compete in the marketplace, acquiring charged-off receivables in industries that the Company has little or no experience, integration and operations of newly acquired businesses, ability to achieve anticipated cost savings from office closings without the disruption of collections associated with these offices, and additional factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission on Form 10-K and 10-Q and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward- looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several Risk Factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, in each case under the section titled “Forward Looking Statements” or similar headings and those discussions regarding risk factors as well as the discussion of forward looking statements in such sections are incorporated herein by reference.

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